QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FIRST DATA CORPORATION
SUMMARY SEGMENT DATA (restated for NYCE Corporation as a discontinued operation)
(unaudited)
(in millions)

	Twelve Months ended 12/31/2001(b)	Three Months ended 3/31/2002	Three Months ended 6/30/2002	Three Months ended 9/30/2002	Three Months ended 12/31/2002	Three Months ended 3/31/2003	Three Months ended 6/30/2003	Three Months ended 9/30/2003	Three Months ended 12/31/2003
Revenues:
Payment services	$2,705.7	$719.1	$779.6	$820.5	$862.6	$852.5	$896.3	$935.2	$972.5
Merchant services(a)	2,210.4	595.5	665.1	669.6	702.7	664.5	749.7	750.5	826.0
Card issuing services(a)	1,959.8	450.4	460.2	483.2	523.5	521.6	506.9	490.0	518.1
Emerging payments	90.8	26.9	40.6	37.7	42.0	36.7	38.1	38.5	38.1

Subtotal segment revenues	6,966.7	1,791.9	1,945.5	2,011.0	2,130.8	2,075.3	2,191.0	2,214.2	2,354.7
All other and corporate	106.4	22.7	23.6	22.7	22.1	20.4	20.0	20.0	21.6

	7,073.1	1,814.6	1,969.1	2,033.7	2,152.9	2,095.7	2,211.0	2,234.2	2,376.3

Adjustments for items included in segment and all other and corporate revenue(c)	(470.9)	(103.9)	(113.3)	(120.9)	(129.6)	(121.3)	(132.0)	(131.1)	(132.6)

Consolidated revenue	$6,602.2	$1,710.7	$1,855.8	$1,912.8	$2,023.3	$1,974.4	$2,079.0	$2,103.1	$2,243.7

Operating profit:
Payment services	$861.2	$230.3	$245.7	$285.0	$286.9	$280.7	$304.8	$323.7	$323.0
Merchant services(a)	657.3	140.7	188.3	188.6	198.1	149.6	208.3	204.0	244.8
Card issuing services(a)	365.6	84.4	90.4	96.8	100.6	75.3	73.6	72.3	84.6
Emerging payments	(11.5)	(8.4)	(4.0)	(4.9)	0.7	(4.0)	(3.7)	(5.3)	(5.7)

Subtotal segment operating profit	1,872.6	447.0	520.4	565.5	586.3	501.6	583.0	594.7	646.7
All other and corporate	(40.9)	(20.7)	(10.7)	(24.2)	(17.0)	(21.1)	(23.9)	(28.6)	(28.0)

	1,831.7	426.3	509.7	541.3	569.3	480.5	559.1	566.1	618.7

Adjustments for items included in segment and all other and corporate operating profit(d)	(358.9)	(53.6)	(53.8)	(63.5)	(63.4)	(61.3)	(66.2)	(60.4)	(51.6)
Interest expense	(117.1)	(29.2)	(26.9)	(27.0)	(27.7)	(24.9)	(24.1)	(27.7)	(30.4)
Items excluded from segment operations(e)	(191.5)	(14.6)	(31.4)	—	(23.0)	(0.1)	(0.1)	(33.0)	(5.8)

Income before income taxes, minority interest, equity earnings in affiliates, discontinued operations and cumulative effect of a change in accounting principle	$1,164.2	$328.9	$397.6	$450.8	$455.2	$394.2	$468.7	$445.0	$530.9

(a)
Merchant services and card issuing services were restated to reflect NYCE Corporation as a discontinued operation in the periods presented above.

(b)
The 2001 results are on a pro forma basis as if SFAS 142 was effective for 2001 and goodwill amortization was ceased.

(c)
Adjustments for items included in segment and all other and corporate revenue that are not reflected in consolidated revenue include equity earnings from affiliates, interest income and eliminations.

(d)
Adjustments for items included in segment and all other and corporate operating profit that are not reflected in income before income taxes, minority interest, equity earnings in affiliates, discontinued operations and cumulative effect of a change in accounting principle include equity earnings in affiliates, minority interest from segment operations and eliminations.

(e)
Items excluded from segment operations include restructuring charges net of reversals, impairments, litigation and regulatory settlements, investment gains and losses and divestitures, net.

QuickLinks

FIRST DATA CORPORATION SUMMARY SEGMENT DATA (restated for NYCE Corporation as a discontinued operation) (unaudited) (in millions)